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                                                                   EXHIBIT 10.20








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                       WARRANTY AND MAINTENANCE AGREEMENT

                           dated as of March 30, 2000

                                 by and between

                        DATACOM INFORMATION SYSTEMS, LLC

                                       AND

                                   ITRON, INC.


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                                TABLE OF CONTENTS


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
Section 1      Definitions............................................................1

Section 2      Itron Services.........................................................8
        2.1    Standard Services......................................................8
        2.2    Software Releases and Support..........................................8
        2.3    Technical Support......................................................9
        2.4    Fixed Network Installation, Investigation and Maintenance.............10
        2.5    Fixed Network Expansion...............................................11
        2.6    Additional Charge for Standard Services...............................12
        2.7    Failure to Perform Standard Services..................................13
        2.8    Supplemental Services.................................................14
        2.9    Warranties and Performance Standards..................................16
        2.10   Personnel Qualifications..............................................17
        2.11   Interference with DataCom's Facilities................................18
        2.12   Assumption of Risk and Insurance......................................18
        2.13   Change Control........................................................19
        2.14   Itron Reports.........................................................19

Section 3      Licenses..............................................................20
        3.1    Licenses..............................................................20
        3.2    Ownership of Software and Software Releases...........................20

Section 4      Implementation........................................................20
        4.1    Cooperation...........................................................20
        4.2    General Obligations...................................................20
        4.3    Obligations of DataCom................................................24

Section 5      Compensation; Conditions Precedent....................................26
        5.1    Initial Fee...........................................................26
        5.2    Annual Fee for Standard Services......................................26
        5.3    Fees for supplemental Services........................................26
        5.4    Letter of Credit......................................................27
        5.5    Conditions of Letter of Credit........................................27



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
                                                                                   Page
Section 6      Events of Default.....................................................27
        6.1    Events of Default.....................................................27
        6.2    Remedies for Events of Defaults.......................................28
        6.3    Change in Control.....................................................29

Section 7      Term and Termination..................................................29
        7.1    Term..................................................................29
        7.2    Termination by DataCom................................................29
        7.3    Termination by Itron..................................................29

Section 8      Indemnification.......................................................30
        8.1    Of DataCom............................................................30
        8.2    Of Itron..............................................................30
        8.3    Intellectual Property Indemnification.................................31
        8.4    Procedure.............................................................31
        8.5    Payment of Indemnification Claims.....................................32

Section 9      Limitation on Liability...............................................32
        9.1    Disclaimer............................................................32
        9.2    Limitation on Liability...............................................32

Section 10     Miscellaneous.........................................................33
        10.1   Excusable Delay.......................................................33
        10.2   Nondisclosure.........................................................33
        10.3   Assignment............................................................34
        10.4   Notices...............................................................34
        10.5   Waiver................................................................35
        10.6   Independent Contractor................................................35
        10.7   Counterparts..........................................................36
        10.8   Headings..............................................................36
        10.9   Governing Law.........................................................36
        10.10  Entire Agreement......................................................36
        10.11  Dispute Resolution....................................................36
        10.12  Consent...............................................................37



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                       WARRANTY AND MAINTENANCE AGREEMENT

               This Warranty and Maintenance Agreement (this "AGREEMENT") is effective March 30, 2000 (the "EFFECTIVE DATE") and is between DataCom Information Systems, LLC, a Delaware limited liability company with its principal office located in Greentree, Pennsylvania ("DATACOM"), and Itron, Inc., a Washington corporation with its principal office located in Spokane, Washington ("ITRON").

                                    RECITALS

        A. DataCom is an affiliate of Duquesne Light Company, a Pennsylvania corporation ("DLC"). DLC and Itron are parties to the Amended and Restated Utility Automated Meter Data Acquisition Equipment Lease and Services Agreement dated January 15, 1996, as amended (the "DUQUESNE CONTRACT"), pursuant to which Itron has been providing equipment, software, facilities and services for the operation and maintenance of the Fixed Network (as defined below).

        B. Concurrently with the execution and delivery of this Agreement, DLC and Itron have terminated the Duquesne Contract by mutual agreement and, pursuant to the Purchase Agreement (as defined below), DataCom has purchased, licensed or otherwise acquired from Itron certain Equipment, facilities, Software and other assets owned, leased or licensed by Itron, and/or constituting or used in connection with the Fixed Network.

        C. The Parties desire for Itron to continue to provide certain maintenance and support services for the Fixed Network under this Agreement.

                                    AGREEMENT

SECTION 1. DEFINITIONS

        In this Agreement:

        "APPLICABLE LAWS" means any law, statute, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, or decision in effect from time to time of any national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or other governmental entity, which is applicable to or affects this Agreement.

        "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C.
Section 101-1330, as in effect on the date hereof.



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        "BUSINESS DAY" means a day other than a day on which commercial banks in
Pittsburgh, Pennsylvania are required or authorized to be closed. Unless qualified by the term "Business", references in this Agreement to "day" or "days" shall refer to a calendar day or calendar days, respectively.

        "CCU" means cell control unit.

        "CHANGE IN CONTROL" means any of the following events: (i) any Person becomes the beneficial owner (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of Itron representing 50% or more of the combined voting power of Itron's then outstanding voting securities; (ii) the individuals who as of the date of this Agreement are members of the Board of Directors of Itron (the "INCUMBENT Board"), cease for any reason to constitute at least a majority of the Board of Directors of Itron (provided, however, that if the election, or nomination for election by Itron's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director will be considered to be a member of the Incumbent Board); (iii) an agreement by Itron to consolidate or merge with any other entity pursuant to which Itron will not be the continuing or surviving corporation or pursuant to which shares of the common stock of Itron would be converted into cash, securities or other property, other than a merger of Itron in which holders of the common stock of Itron immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (iv) an agreement of Itron to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of Itron; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of Itron; or (vi) an agreement to sell more than 50% of the outstanding voting securities of Itron in one or a series of related transactions.

        "CONFIDENTIAL INFORMATION" means all nonpublic information disclosed by a Disclosing Party to the Receiving Party that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, but is not limited to, security codes, computer passwords, customer information, trade secrets, documents, designs, drawings, manufacturing processes, research developments, business activities and operations, inventions and engineering concepts. The Parties acknowledge and agree that all information concerning DataCom's and DLC's customers is highly confidential and is the Confidential Information of DataCom. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who did not acquire or disclose such information by a wrongful act or (iv) can be



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shown by documentation to have been independently developed by the Receiving
Party without reference to any Confidential Information.

        "CONFIGURATION CHANGE" means any change to the Fixed Network requested by DataCom to improve and support the performance of the Fixed Network or requested by Itron as necessary to maintain and enhance the Fixed Network within its designed functionality as existing on the Effective Date or as expanded thereafter pursuant to the provisions of this Agreement.

        "COVERED COMPONENTS" means (i) the components of the Fixed Network identified in Schedule "C" hereto; (ii) other components (including equipment, Software and Software Releases) that are added to the Fixed Network (A) pursuant to Itron's provision of Standard Services or Supplemental Services, (B) pursuant to the EnSite Agreement or (C) by agreement of the Parties from time to time; and (iii) Software.

        "CRITICAL MAINTENANCE RELEASE" means a revision to Software that corrects a Critical Nonconformity.

        "CRITICAL NONCONFORMITY" means (a) a Nonconformity resulting in a material degradation in (i) the backup systems and reliability of the Fixed Network, or (ii) the ability of DataCom to (A) read, collect or pass daily or interval meter data, (B) collect or pass customer billing data, (C) operate the Outage Management System or the Sentry MRP System or (D) operate the Fixed Network; or (b) aggregate monthly CCU Nonconformities in excess of 4% of the deployed CCUs in the Fixed Network.

        "CUSTOM RELEASE" means any revision to Software that (i) Itron may prepare or have prepared in response to a written request received from DataCom and (ii) is not a scheduled Maintenance Release, Critical Maintenance Release or Configuration Change.

        "DATACOM SERVICE ADMINISTRATOR" has the meaning set forth in Paragraph 4.2(a).

        "DCU" means a data command unit.

        "DISASTER RECOVERY SERVICES" has the meaning set forth in Paragraph 2.3(c).

        "DISCLOSING PARTY" means a Party that discloses Confidential Information to the other Party under this Agreement.

        "DLC" means Duquesne Light Company.

        "DNI" means Diverse Networks, Inc.

        "DNI AGREEMENT" means the agreement between Itron and DNI under which Itron implemented system backup and automation functions for the Fixed Network.



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        "DUQUESNE CONTRACT" has the meaning set forth in Recital A.

        "ENSITE AGREEMENT" means the Agreement of Limited Partnership between JLK Technology, Inc. and Genesis Services Pittsburgh, Inc. dated February 8, 1996, as amended.

        "ENVIRONMENTAL LAWS" has the meaning set forth in Paragraph 2.9(g)(ii).

        "EQUIPMENT" means the items of Covered Components which are not Software.

        "ERT" means an encoder receiver transmitter device installed in a standard residential meter for the purpose of communicating meter data over the Fixed Network.

        "ESCROW AGREEMENT" shall mean the escrow agreement by and among Itron, DataCom, and an escrow agent satisfactory to DataCom and Itron which shall provide for, among other things, (i) delivery by Itron of (A) the source code of all Itron owned Software, Software Releases and all upgrades, updates or modifications thereto and (B) design documents for the Equipment and certain other material; (ii) release conditions; and (iii) term.

        "EXCLUDED EQUIPMENT" means equipment that is not a Covered Component.

        "FCC" means the Federal Communications Commission.

        "FINAL CURE DATE" has the meaning set forth in Paragraph 2.9(a)(ii).

        "FIXED NETWORK" means the Covered Components and communications system consisting of local area and wide area networks that communicate remotely with meters that measure electric power usage or other applications, as installed pursuant to the Duquesne Contract, and as maintained and expanded from time to time pursuant to this Agreement and the EnSite Agreement.

        "FIXED NETWORK EXPANSION" has the meaning set forth in Paragraph 2.5.

        "FORCE MAJEURE EVENT" means epidemics, major storms, floods, lightning, earthquakes, fires, riots, civil disturbances, labor strikes or unrest, vandalism, or sabotage beyond the reasonable control of a Party, acts of God, or any cause or condition beyond a Party's reasonable control, provided that a Party shall not be excused from liability or performance hereunder where its delay or failure to perform is due to its financial inability to perform.

         "GENESIS SYSTEM" means the Itron communications network bearing the same trademark name.



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        "GREENTREE OPERATIONS CENTER" means the operations center for the Fixed
Network currently located at Seven Parkway Center, Suite 440, Pittsburgh, Pennsylvania, as the same may be moved from time to time.

        "INFRINGING MATERIAL" has the meaning set forth in Paragraph 8.3.

        "INITIAL CURE PERIOD" has the meaning set forth in Paragraph 2.9(a)(i).

        "INITIAL FEE" has the meaning set forth in Paragraph 5.1.

        "ITRON EQUIPMENT" means the equipment and materials, as set forth in Schedule "E", that are in Pittsburgh as of the Effective Date and used extensively for maintenance of the Covered Components and that will remain Itron assets and be used in performing the Services.

        "ITRON HOLIDAY" means each of the dates in a year, not to exceed a total of 10 in number per year, that are designated as holidays in writing by Itron to DataCom by December 15 of the preceding year.

        "ITRON SERVICE ADMINISTRATOR" has the meaning set forth in Paragraph 4.2(a).

        "L/C AMOUNT" means an amount equal to $5,000,000 less all amounts drawn by DataCom against the Letter of Credit.

        "LETTER OF CREDIT" has the meaning set forth in Paragraph 5.4.

        "LOSSES" has the meaning set forth in Paragraph 8.1

        "MAINTENANCE INVENTORY" has the meaning set forth in Paragraph 4.2(h).

        "MAINTENANCE RELEASE" means any revision to Software that Itron may prepare, or that Itron may have prepared by or may receive from any third party, from time to time after the Effective Date that maintains or enhances Software operability and functionality, including available fixes for reported or identified Software problems and Nonconformities which are not Critical Nonconformities, but not including Custom Releases.

        "MAMR" means mobile automated meter reading.

        "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products and residual wastes.



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        "MV90" means a system component of the Fixed Network that processes meter reading data generally originating from commercial and industrial meters.

        "MVWEB" means a software component of the Fixed Network that operates in connection with the MV90 to post customer data to a website.

        "MV-PBS" means a system component of the Fixed Network that processes billing data provided by MV90 for the purpose of generating custom designed bills for customers.

        "NCN" means network control node.

        "95% COVERAGE" means 95% (520,000 as of the Effective Date, to increase by no more than 2% per annum) of DLC's residential and small commercial customers in the Service Territory.

        "NONCONFORMING" means having a Nonconformity.

        "NONCONFORMITY" means, with respect to a Covered Component or Fixed Networth and Disaster Recovery communications circuits, a deviation from normal functionality or a failure to conform to the requirements of this Agreement, including, without limitation, the warranties set forth herein.

        "OUTAGE MANAGEMENT SYSTEM" means the system implemented by DLC for the purpose of processing outage messages from the Fixed Network as of the Effective Date and as expanded hereafter pursuant to the Agreement.

        "PARTY" or "PARTIES" means DataCom and Itron, individually or collectively as the case may be.

        "PERSON" means any individual, company, corporation, partnership or other legal entity.

        "PREFERRED PRICE" means, with respect to any goods or services, the lowest of (i) the most favorable price or rate then offered by Itron to any Person for the same quantity of such goods or services, (ii) if such goods or services are the subject of a then current list price published by Itron, (a) for goods, a quantity discount based on the accumulated quantity of such goods purchased by DataCom since the Effective Date and (b) for services, a 20% discount off the list price, (iii) the price determined by Itron as commercially reasonable for such goods or services, or (iv) if DataCom is not satisfied with the price under (i), (ii) or (iii), then such price as the Parties may negotiate in good faith.

        "PREMIUM STANDARD SERVICE" has the meaning set forth in Paragraph 2.6.



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        "PUC" means the Pennsylvania Public Utility Commission.

        "PURCHASE AGREEMENT" means the Asset Purchase Agreement dated the date of this Agreement between DataCom and Itron.

         "QUALIFYING BANK" means ABN AMRO Bank N.V. or a commercial bank reasonably acceptable to DataCom with a minimum credit rating of at least two of the following ratings: (i) AA as determined by Standard & Poor's Corporation, or
(ii) Aa2 as determined by Moody's Investors Service, Inc., or (iii) a comparable rating by another nationally recognized rating service reasonably acceptable to DataCom.

        "RADIO FREQUENCY SHARING AGREEMENT" means the Radio Frequency Sharing Agreement dated the date of this Agreement between DataCom and Itron.

        "RECEIVING PARTY" means a Party that receives Confidential Information from the other Party under this Agreement.

        "RESERVE INVENTORY" has the meaning set forth in Paragraph 4.2(g).

        "RMA" has the meaning set forth in Paragraph 4.2(f).

        "SENTRY DEVICE" means the telephone based meter device used for reading residential and small commercial meters over the Fixed Network.

        "SENTRY MRP SYSTEM" means a system component of the Fixed Network that processes meter data to determine the outage and restoration of electrical service.

         "SERVICE TERRITORY" means the service territory of DLC as of the Effective Date.

        "SERVICES" means the Itron responsibilities identified in Section 2 of this Agreement, as such may be expanded from time to time pursuant to this Agreement or by the agreement of the Parties.

        "SOFTWARE" means all licensed and unlicensed Genesis System network software, computer programming object code, DNI software, and other software now or hereafter owned by Itron or licensed from third parties and necessary for effective system operation of the Fixed Network from time to time and all related documentation and scripts furnished by or through Itron, as identified in Schedule "C" and as added to the Fixed Network from time to time pursuant to this Agreement, and all Software Releases.

        "SOFTWARE RELEASES" means Maintenance Releases, Critical Maintenance Releases and Custom Releases. Software Releases include any now or hereafter existing Itron or third party programs or computer programming code that (i) involve or support the installation or use of any computer software or hardware that is a Covered Component,



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(ii) is required to install the release, (iii) becomes a Covered Component, (iv)
is added through use of Supplemental Services, or (v) is necessary for the continued satisfactory operation of the Fixed Network.

        "SPOKANE OPERATIONS CENTER" means the Itron customer support center located in Spokane, Washington, as the same may be moved from time to time.

        "STANDARD SERVICES" has the meaning set forth in Paragraph 2.1.

        "SUPPLEMENTAL SERVICES" has the meaning set forth in Paragraph 2.8.

        "TERM" has the meaning set forth in Paragraph 7.1.

SECTION 2. ITRON SERVICES

        2.1    STANDARD SERVICES

               During the Term, Itron will perform the Services described in Paragraphs 2.2, 2.3, 2.4 and 2.5 for the Fixed Network and all Covered Components ("Standard Services").

        2.2    SOFTWARE RELEASES AND SUPPORT

                (a) Critical Maintenance Releases. Whenever Itron prepares or has prepared a Critical Maintenance Release, Itron shall provide DataCom an electronic copy of, and obtain all necessary licenses for DataCom to use, the Critical Maintenance Release. Unless directed otherwise by DataCom in writing, Itron shall (i) give any request for a Critical Maintenance Release priority over all other DataCom reported problems and (ii) provide DataCom with corrective action reports and project timetables with respect to the Critical Nonconformity on not less than a weekly frequency. Itron shall provide, at its sole cost and expense, assistance and on-site support to DataCom for the implementation of Critical Maintenance Releases in the form of installation, testing and training of designated DataCom personnel identified in writing to Itron.

               (b) Test Releases. Upon the receipt of a written request from DataCom, Itron shall provide DataCom with an electronic copy of any Critical Maintenance Release both before and after Itron has completed its full test of the Critical Maintenance Release. Itron will have no responsibility for installation or Standard Services for, or for results, errors or damages caused by DataCom's use of, a pre-test version of any Critical Maintenance Release provided by Itron under this paragraph.

               (c) Maintenance Releases. Itron shall provide DataCom an electronic copy of and, if necessary, a license to use, all Maintenance Releases as soon as they have been prepared or received, and tested for release, by Itron. All Maintenance Releases,



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and related training of DataCom personnel as required, will be provided upon
DataCom's request without any additional cost or expense to DataCom; provided, however, that Itron shall not be obligated to provide Maintenance Releases for, or to otherwise support, any Software which is not a Covered Component. Itron shall notify DataCom promptly upon scheduling of and completion of any Maintenance Release and upon its receipt of a Maintenance Release from a third party. Such notice shall describe, in reasonable detail, the nature and subject of the forthcoming Maintenance Release.

               (d) Documentation. Itron shall provide DataCom such documentation, including commands and/or scripts, as may be necessary to install and operate the Fixed Network, the Covered Components, Software and Software Releases. Such publications need not, however, include engineering blue prints, source code, proprietary protocols, and other Itron technical documents unless otherwise agreed to in writing by the Parties. Technical publications, object and source codes, protocols, and other proprietary Itron information not provided under this Agreement shall be made available to DataCom pursuant to the terms of the Escrow Agreement.

               (e) Software Release Support. During the installation of, and for a period of ninety (90) days after the installation of any Software Release, Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule "D" during the routine support hours set forth in Schedule "D", to assist the DataCom Service Administrator with installation, use and maintenance of the Software Release.

               (f) Third Party Software. If and when necessary to support Fixed Network operations, Itron shall maintain third party Software at levels that are supported by the respective third party vendors. Itron shall provide Maintenance Releases of Itron Software to insure compatibility of Itron Software with supported releases of third party Software.

        2.3    TECHNICAL SUPPORT

               (a) Fixed Network and Covered Components Routine Technical Support. Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule "D" during the routine support hours set forth in Schedule "D", to assist the DataCom Service Administrator with technical support for routine Nonconformities and other general technical support for the Fixed Network and Covered Components that may be required from time to time.

               (b) Fixed Network and Covered Components Critical Technical Support. Itron shall make one or more qualified technical representatives available via the toll-free telephone number set forth in Schedule "D" on a twenty-four (24) hour basis to assist the DataCom Service Administrator with any Critical Nonconformity. Such assistance shall



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include, if requested by the DataCom Service Administrator, the dispatch of a technician to correct the Critical Nonconformity within the time periods set forth in Schedule "D" and in accordance with the other requirements set forth in this Agreement.

               (c) Configuration Changes. Upon request from DataCom or Itron's personnel, Itron shall take such actions as shall be necessary to support a Configuration Change. If the Parties have a good faith dispute over whether a requested change is a Configuration Change, such dispute shall be submitted for resolution to an officer of DataCom and an officer of Itron who shall have the authority to settle the dispute.

               (d) Disaster Recovery. Itron shall continue and, by October 31, 2000 shall complete its installation of, and shall thereafter operate and maintain, a disaster recovery program at its Spokane Operations Center for the Greentree Operations Center. Itron shall provide DataCom with the disaster recovery services listed in Schedule "F" (the "DISASTER RECOVERY SERVICES") for the identified Covered Components, on a 24 hour per day basis for a period of up to 96 consecutive hours following commencement of Disaster Recovery Services. Thereafter, Itron will provide Disaster Recovery Services, including operations personnel for up to eight hours per day, and DataCom shall be responsible for providing operations personnel for the remaining hours per day, unless DataCom's requirement for Disaster Recovery Services was caused by Itron's negligence, willful misconduct or failure to perform its obligations hereunder, in which case, Itron shall continue to provide, at its cost and expense, Disaster Recovery Services on a 24 hour per day basis until completed. All Disaster Recovery Services after the first 96 hours will be deemed Supplemental Services.

               (e) Advice. At DataCom's reasonable request, Itron will advise DataCom regarding the technical effects of any changes to the Fixed Network contemplated or implemented by DataCom or on DataCom's behalf.

        2.4    FIXED NETWORK INSTALLATION, INVESTIGATION AND MAINTENANCE

               (a) Field Investigations. In situations where DataCom's standard troubleshooting activities in accordance with Paragraph 4.3(f) cannot identify or correct a Nonconformity, and problem analysis by telephone or remote system access is neither successful nor expedient, and upon receipt of a service request from DataCom, Itron will provide services as set forth in Schedule "D", and shall dispatch appropriate employees or contract personnel to investigate any Nonconformity. As part of its field investigation process, Itron will make available all labor, material, exchange equipment, tools, and consumable supplies (e.g., wire, batteries, brackets, and cables) necessary for de-installation and re-installation of Nonconforming Covered Components, as well as CCUs requiring battery replacement. If Itron discovers site characteristics that adversely impact CCU performance, Itron will attempt to relocate the affected CCU to an alternative site if an alternative site is available within fifty (50) yards of the original site location. If CCU performance cannot be restored, Itron will remove the CCU from the field and report the site(s) to DataCom as out of service. In any case, Itron will take such action as may be necessary to eliminate the Nonconformity.

               (b) Covered Components Corrective Maintenance. Itron shall provide corrective maintenance for Nonconforming Covered Components during regular hours at Itron's servicing location, within the response/return times documented in Schedule "D". Upon receiving the Covered Component at the servicing location, Itron will complete the corrective maintenance, or arrange for all corrective maintenance necessary, to return the Covered Component to its original operating specifications, excluding minor cosmetic deficiencies (e.g., minor cracks, dents, and scratches). Itron will furnish all parts and materials necessary to complete the corrective maintenance and eliminate any Nonconformity. Parts furnished will be new, or in a condition equivalent to new, and shall be functionally equivalent to those parts removed from service. Nonconforming, malfunctioning or inoperative parts so replaced by Itron will become Itron property.

               (c) Covered Component Installation and Maintenance. Itron will ensure all Covered Components have been installed properly as of the Effective Date, and subsequently if installed by or under Itron's direction pursuant to this Agreement or the EnSite Agreement. Itron will maintain all Covered Components within manufacturer specifications, including performing all necessary or appropriate preventative maintenance on such Covered Components.

        2.5    FIXED NETWORK EXPANSION

               (a) Fixed Network Expansion to 95%. Itron shall install, using the most economical means that balances both Parties' interests, such Equipment and Software and provide such other related services as are necessary to expand the Fixed Network to 95% Coverage (the "FIXED NETWORK EXPANSION") on or before December 31, 2002. Itron shall, at its own cost and expense, provide all labor, material, equipment, tools and consumable supplies necessary for the Fixed Network Expansion. All Equipment and Software installed in connection with the Fixed Network Expansion shall become the property of DataCom and become Covered Components. Itron shall not be required to commence the Fixed Network Expansion prior to January 1, 2001, and shall not be required to expend more than $2 million in total costs for the Fixed Network Expansion during 2001. In the event that the Fixed Network Expansion is not completed on or before December 31, 2002, in addition to all other remedies which may be available to DataCom hereunder, the fee payable by DataCom pursuant to Paragraph 5.2 may be reduced, at DataCom's sole option, by up to 15% until such time as the Fixed Network Expansion is completed. In no event shall any amount by which such fee is reduced be recoverable by Itron.

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               (b) Telenetics Installation. Itron shall provide and install such number of telenetics boxes and Sentry Devices as are necessary to support up to 1,500 additional residential or demand meters to be installed in the Fixed Network and become Covered Components. Itron shall, at its own cost and expense, provide all labor, material, equipment, tools and consumable supplies necessary for such installation, and all telenetics boxes so installed shall become the property of DataCom. DataCom shall procure for Itron the access it requires to perform such installation and shall subsequently be responsible for all communication costs associated with the installed telenetics boxes and Sentry Devices.

               (c) MV90 Upgrade. At DataCom's request and in accordance with DataCom's requirements, Itron will provide equipment, materials, software and services necessary to upgrade the MV-Web and MV-90 applications systems included in the Fixed Network to support (i) DataCom's e-business applications agreeable to both Parties and (ii) posting of power quality data to MV-Web. Itron shall bear all costs and expenses for all of the foregoing, including, but not limited to, development and implementation charges, up to a maximum of $250,000.

               (d) Sentry MRP System. Itron, at its sole cost and expense, shall complete, on or before June 30, 2001 (provided that, by September 30, 2000, DataCom shall have defined, and Itron shall have approved, such approval not to be unreasonably withheld, the specifications for the system), the development, testing and installation of, and shall provide DataCom with a license to use, Software for implementation of a Sentry MRP outage notification system designed to accommodate up to 10,000 customers. Such Software license shall be unrestricted as to the number of customers within the service territory as of the Effective Date, of DLC and any of its Affiliates that may be serviced. DataCom, at its sole cost and expense, shall provide all equipment and communication circuits necessary for such system, provided that DataCom shall have the right to purchase any such equipment which is available from Itron at the Preferred Price.

        2.6    ADDITIONAL CHARGE FOR STANDARD SERVICES

               If, but only to the extent that, Itron is required to perform any Standard Services as a result of any of the following events or circumstances (a "PREMIUM STANDARD SERVICE"), then (i) Itron shall use its reasonable best efforts to perform said Premium Standard Services, in which case the provisions of Schedule D and Paragraph 2.9(a) shall not apply, and (ii) at Itron's option, DataCom shall pay for such Premium Standard Service as if it were a Supplemental Service at the Preferred Price;

               (a) Any repair, maintenance, service, modification to or alteration of the Fixed Network performed after the Effective Date by any personnel other than Itron personnel (including its employees, agents and contractors) or Itron-trained DataCom personnel (including its employees, agents and contractors) after the Effective Date without prior notice to and approval by Itron, which approval shall not be unreasonably withheld;

               (b) Any damage to or accident involving the Fixed Network or Covered Components due primarily to the negligence of, or an intentional act of sabotage by, DataCom or any of its employees, contractors, subcontractors or agents;

               (c) Any material breach by DataCom of its obligations under this Agreement;

               (d) Any Nonconformity resulting from a major modification to or alteration of the Fixed Network by DataCom which had not been approved or otherwise permitted pursuant to the Change Control procedures attached as Schedule "A"; or

               (e) Any Service required because DataCom did not operate the Fixed Network or Covered Components within the normal operating standards employed at the Greentree Operations Center as of the Effective Date and as modified from time to time pursuant to this Agreement.

        2.7    FAILURE TO PERFORM STANDARD SERVICES

               Itron shall perform the Standard Services within the time periods set forth in Schedule "D" or as otherwise required by this Agreement, and such Standard Services shall comply with all performance standards and other requirements of this Agreement. In the event that Itron fails to perform any of the Standard Services as and when required under the terms of this Agreement, and provided that DataCom has followed the escalation process provided in Schedule "G", then, in addition to any other rights and remedies it may have hereunder, at law, in equity or otherwise, upon written notice to Itron, DataCom may perform or cause a third party to perform such Standard Services and shall be entitled to (i) offset the costs and expenses of performing or having performed such Standard Services against any amounts owed to Itron pursuant to
Section 5, and (ii) upon offsetting all such amounts then due and payable to Itron pursuant to Section 5, draw upon the Letter of Credit for payment of the costs and expenses of such Standard Services.

        2.8    SUPPLEMENTAL SERVICES

               Upon receipt of a written request from DataCom, Itron shall provide the following Supplemental Services to DataCom, each of which shall be at the Preferred Price:

               (a) Excluded Equipment. At DataCom's request and after Itron's agreement, which will not be unreasonably withheld, Itron shall make commercially reasonable efforts to provide Services at a commercially reasonable price for any Excluded Equipment.

               (b) Custom Releases. Within 30 days of receipt of a written request from DataCom for a Custom Release, Itron shall provide DataCom with a firm estimate of Itron's price and time required to prepare or cause preparation of the Custom Release. The firm estimate shall include, but not be limited to, the following information: a requirements definition, and estimates and descriptions of project management, design, tooling, programming, documentation, testing, implementation and on-going service. If DataCom provides Itron with a written notice to proceed within 30 days of the receipt of the firm estimate, Itron shall, as soon as commercially reasonable, (i) prepare or cause to be prepared, (ii) provide DataCom an electronic form copy of, and (iii) obtain all necessary licenses for DataCom to use, the Custom Release in accordance with the firm estimate, and shall otherwise perform all services and obligations as set forth in the firm estimate.

               (c) Optional Support and Training Services. Within 15 days of receipt of a written request from DataCom, Itron shall provide DataCom with a firm estimate of Itron's price and time required to provide DataCom with support and/or training services that are not Standard Services, in each case as may be set forth in the request. If DataCom provides Itron with a written notice to proceed within 30 days of the receipt of the firm estimate, Itron shall provide the services in accordance with the firm estimate.

               (d) Covered Component Upgrades. Within 30 days of receipt of a written request from DataCom, Itron shall provide DataCom with a firm estimate of Itron's price and time required to prepare or cause preparation of and to implement an upgrade of or enhancement to a Covered Component that is not otherwise provided for in this Agreement. If DataCom provides Itron with a written notice to proceed within 30 days of the receipt of the firm estimate, Itron shall prepare and implement the upgrade or enhancement in accordance with the firm estimate.

               (e) Other Supplemental Services. Upon request from DataCom, Itron shall provide the following Supplemental Services at the Preferred Price for labor, materials, and expenses:

                      (i) Services and expenses outlined as obligations of DataCom in this Agreement;

                      (ii) Service requests that include services, overtime or holiday coverage, response/return times, special freight or expenses over and above the Standard Services;

                      (iii) Additional services that are required due to DataCom's inability to provide Itron with reasonable access to system performance data and use of operational tools available to the Fixed Network;

                      (iv) Any field investigations or corrective maintenance that are not otherwise caused by Nonconformities or Critical Nonconformities;

                      (v) Field investigation support for meters, ERTs, Sentry Devices and Excluded Equipment;

                      (vi) Installation and/or acceptance tests, data, reports, documentation, upgrades and/or enhancements not specifically related to Covered Components or included as part of this Agreement;

                      (vii) Assistance to DataCom for the implementation of a Maintenance Release in the form of installation and testing;

                      (viii) Support services for any pre-test version of a Critical Maintenance Release; and

                      (ix) Services that are required in connection with a move of the Greentree Operations Center.

               (f) Fixed Network Expansion to 100%. At DataCom's request, Itron will provide equipment, materials and services necessary to expand the Fixed Network beyond 95% Coverage and up to 100% coverage of DLC's residential and small commercial customers in the Service Territory at the Preferred Price, unless the expansion is requested pursuant to the EnSite Agreement, in which case the terms of the EnSite Agreement shall apply.

               (g) MV-PBS Upgrade. At DataCom's request, Itron will provide, at the Preferred Price, equipment, materials and services necessary to upgrade the MV-PBS to (i) automate DLC's current S-bill programs, edits, and interfaces used for large customer billing, and (ii) support market requirements for new complex tariffs and other billing requirements imposed by Pennsylvania's customer choice legislation.

        2.9    WARRANTIES AND PERFORMANCE STANDARDS

               (a) Critical Nonconformities. Notwithstanding anything to the contrary set forth elsewhere in this Agreement and except as otherwise provided in Paragraph 2.6, in performing the Standard Services, the following requirements shall apply to any and all Critical Nonconformities:

                      (i) Itron shall exercise its reasonable best efforts to eliminate a Critical Nonconformity within 120 hours after it receives written notice from DataCom that a Critical Nonconformity exists (the "INITIAL CURE PERIOD"). If a Critical Nonconformity has not been eliminated within the Initial Cure Period, DataCom shall have the option, exercisable in its sole discretion, to require Itron to pay a penalty of $5,000 to DataCom within ten days after the end of the Initial Cure Period.

                      (ii) With respect to any Critical Nonconformity which has not been eliminated within the Initial Cure Period, Itron shall exercise its best efforts to eliminate such Critical Nonconformity as soon as possible, but in any event on or before the date which is 15 days after the end of the Initial Cure Period (the "FINAL CURE DATE"). If a Critical Nonconformity has not been eliminated on or before the Final Cure Date (as it may be extended pursuant to (iii) below), an Event of Default under Paragraph 6.1 shall be deemed to exist.

                      (iii) If it would not be possible through the exercise of best efforts for Itron or any other similar company to eliminate the Critical Nonconformity on or before the Final Cure Date, then the Final Cure Date may be extended at DataCom's sole discretion if DataCom is satisfied that continuing best efforts by Itron will eliminate the Critical Nonconformity.

               (b) Itron Warranties. Itron represents, warrants and guarantees that any Services provided under this Agreement shall be (i) provided in accordance with the requirements of this Agreement; (ii) provided in a timely, skillful, workmanlike and professional manner; and (iii) suitable for providing the Services required hereunder.

               (c) Third Party Warranties. To the extent permitted and subject to Paragraph 9.1, Itron will assign to DataCom, without recourse to Itron, all third party manufacturer's warranties related to the Covered Components which are in effect on the Effective Date. The expiration of such warranties, however, shall not be acceptable cause for non-delivery, or unsatisfactory delivery, of Services under this Agreement.

               (d) Applicable Standards. Itron will perform, and will cause its contractors to perform Services under Section 2 safely, reliably, efficiently, in compliance with all Applicable Laws, including FCC and PUC requirements, in conformance with industry standards and under conditions reasonably required by DataCom's insurers.

               (e) CCU, NCN and Communications Equipment Performance. A CCU will be considered Nonconforming when communications have failed for three (3) consecutive days or if its continued operation interferes with other Fixed Network components. Itron's Services shall be performed in a manner that ensures that CCU/NCN reads (data collection) are successful for ninety-six percent (96%) of the attempts during each month during the Term. Itron agrees that maintenance and support activities will be reviewed and revised, if necessary, in consultation with DataCom, if aggregate CCU/NCN read performance falls below ninety-six percent (96%) for any consecutive seven day period.

               (f) Relations with Labor. Itron shall maintain good relations with its employees and contractors with regard to its performance of the Services. Itron shall promptly notify DataCom in writing of any material complaint made by or any material dispute that arises with any of these Persons in connection with the Services.

               (g) Environmental Compliance.

                      (i) Prior to commencement of any Services involving Materials of Environmental Concern, Itron shall provide to DataCom a list of all Materials of Environmental Concern that may be used or generated in connection with the Services.

                      (ii) In furtherance of and not in limitation of any other portion of this Agreement, Itron shall, and shall cause its subcontractors to comply with all Applicable Laws relating to safety and the protection of the environment including, but not limited to, handling, protection, transportation and disposal of all Materials of Environmental Concern ("ENVIRONMENTAL LAWS"). The Services shall at all times comply with Environmental Laws.

               2.10   PERSONNEL AND QUALIFICATIONS

               (a) General. Itron shall provide all labor and personnel required in connection with the performance of the Services. All personnel used by Itron in the performance of Services shall be qualified by training, licenses or certifications, as required, and experienced to perform their assigned tasks. Itron shall ensure that all personnel assigned to perform Services are subject to the same current background checks, security requirements and other protective personnel procedures, including, without limitation, drug testing procedures, as are personnel of DLC in similar positions. At DataCom's request, Itron shall remove from performing Services any employee whom

DataCom, in its reasonable discretion and with sufficient cause, deems unqualified, incompetent, disorderly, insubordinate, careless or otherwise objectionable (except that Itron shall have no obligation to remove any employee if such removal would violate Applicable Law).

               (b) Use of Contractors. Itron may, at its sole discretion, use contract personnel to perform any Services pursuant to this Agreement. Such contract personnel shall possess the required qualifications, training and experience necessary to perform the required tasks in accordance with applicable industry standards. Such contract personnel will be dispatched by and responsible to Itron. DataCom shall not direct Itron's contract personnel to perform any tasks not included as Standard Services or Supplemental Services under this Agreement.

        2.11   INTERFERENCE WITH DATACOM'S FACILITIES

               Itron shall not materially and adversely interfere or tamper with any of DataCom's facilities in any way that is not necessary or appropriate to the performance of the Services without the prior written consent of DataCom, and Itron shall take all actions necessary or appropriate to prevent its employees, other contractors or subcontractors from doing so.

        2.12   ASSUMPTION OF RISK AND INSURANCE

               (a) Assumption of Risk. Itron acknowledges that the Services to be provided under this Agreement may involve work at or near energized electric lines or equipment, above and below ground, and potential exposure to Materials of Environmental Concern and that, for this reason, there are certain risks attendant to the performance of the Services. Itron explicitly assumes these risks and the risks of pre-existing conditions during the performance of the Services, excluding any conditions resulting from DataCom's sole negligence or willful misconduct.

               (b) Insurance. During the Term, Itron shall maintain, at no cost to DataCom, at least the following kinds and amounts of insurance to cover bodily injury (including death) and tangible property damage suffered or (in the case of liability insurance) caused by Itron or its employees, if any, in connection with the performance of the Services:

                      (i) Employer's Liability Insurance. Limit of not less than $500,000.

                      (ii) Comprehensive General Liability Insurance. Includes premises operation, independent contractor's protective, products, completed operation, and blanket contractual liability coverage with a combined single limit of not less than

$1,000,000 per occurrence and $2,000,000 in the aggregate, and coverage for blasting or explosion, collapse and underground work if applicable. The property damage liability insurance shall include the broad form comprehensive general liability coverage and shall include coverage (on a replacement cost basis) for Covered Components while in the care, custody and possession of Itron.

                      (iii) Excess Umbrella Liability Insurance. Single limit of not less than $15,000,000.

                      (iv) Worker's Compensation. A worker's compensation policy in such coverage and with such limits as may be required from time to time by Applicable Law.

               Itron's liability policies required under this paragraph shall contain a waiver of subrogation in favor of DataCom. DataCom shall be named as an additional insured on Itron's liability policies required under this Paragraph, as its interests may appear. Upon DataCom's request, Itron shall provide written evidence that Itron complies with the requirements of this Paragraph, stating the policy number and the inception and expiration data of all policies. A "notice of cancellation/material alteration" clause shall be included in Itron's liability policies required under this Paragraph that shall require the policy issuer or policy holder to give DataCom at least thirty (30) days notice prior to cancellation or material alteration under such policy.

               2.13   CHANGE CONTROL

               The Change Control Policy attached as Schedule "A" will govern material changes to the Fixed Network and the Fixed Network test environment.

               2.14   ITRON REPORTS

               Promptly after the filing with the Securities and Exchange Commission thereof, Itron shall furnish or cause to be furnished to DataCom a copy of each current, quarterly and annual report on Form 8-K, 10-Q and 10-K, respectively, any amendment, supplement, modification or addition to any such report, and any other report, definitive proxy statement and registration statement filed by Itron with the Securities and Exchange Commission. Concurrently with furnishing its 10-K, Itron shall provide to DataCom a certificate, signed by its President or Chief Financial Officer, stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and any action that Itron proposes to take with respect thereto.

SECTION 3. LICENSES

        3.1    LICENSES

               To the extent permitted by third party licensors (if applicable) and with no additional cost to Itron, Itron hereby grants DataCom a non-exclusive, unrestricted, royalty-free license (for Itron owned Software) or sublicense (for third party owned Software) to use, in connection with the Fixed Network, all Software, including commands and/or scripts, and all subsequent Software Releases. The terms of Itron's end-user license for any third party Software as in effect on the Effective Date shall apply to any sublicense for such third party Software under this paragraph. Notwithstanding the forgoing, if the effective operation of the Fixed Network requires that DataCom own any Software or Software Release, Itron shall, at its sole cost and expense, take such commercially reasonably steps as may be necessary to procure for DataCom the ownership of such Software or Software Release.

        3.2    OWNERSHIP OF SOFTWARE AND SOFTWARE RELEASES

               All Software and Software Releases not owned by a third party are owned by Itron unless and until such ownership has been transferred to DataCom pursuant to the Purchase Agreement or Paragraph 3.1 hereof.

SECTION 4. IMPLEMENTATION

        4.1    COOPERATION

               The Parties will cooperate in good faith in performing their respective obligations under this Agreement.

        4.2    GENERAL OBLIGATIONS

               (a) Service Administrators. DataCom will identify at least two employees to act as primary and backup service administrators (each, an "DATACOM SERVICE ADMINISTRATOR"), and Itron will identify at least two employees to act as primary and backup service administrators (each, an "ITRON SERVICE ADMINISTRATORS"). The DataCom Service Administrators and the Itron Service Administrators shall act as liaisons between DataCom and Itron for all Service issues.

               (b) Service Requests.

                      (i) Itron shall maintain and make available to DataCom, a staff of service personnel to respond to DataCom service requests in accordance with Schedule "D", on the following basis:

                             (A) 24 hours per day, seven days per week for
Critical Nonconformities, and

                             (B) Routine working hours for all other
Nonconformities.

                      (ii) Service requests for Nonconformities other than Critical Nonconformities shall be reported to Itron by DataCom's Service Administrator via Itron's Customer Support Hotline at (800) 635-8725.

                      (iii) Service requests for Critical Nonconformities shall be reported by the DataCom Service Administrator to the on-duty Itron Service Administrator at (800) 635-8725. The on-duty Itron Service Administrator will take all necessary action to restore service on an urgent basis, including immediately dispatching a technician to the Greentree Operations Center if necessary or if requested by DataCom as set forth in Schedule "D".

                      (iv) Upon initiating a Service Request, DataCom's Service Administrator should provide, at a minimum, the following information:


                             Contact Name:
                             Telephone Number:
                             Description of Problem:
                             Type of Equipment:
                             Equipment Item/Part Number:
                             Software (Version):
                             Materials to be Returned:  Y/N

               (c) Security. DataCom, at its expense, shall establish and maintain physical and remote access to the Fixed Network, which will include security badges, facilities entry security, and computer passwords for mutually designated service providers. At a minimum, Fixed Network access (24 hours per day, seven days per week) and computer passwords will allow Itron service personnel to access, but not, without DataCom's consent, to make changes to, Fixed Network menus, commands, and databases as necessary for Itron to provide Services. Itron shall hold, and shall cause each of its employees and contractors to hold, all security badges, computer passwords and other security codes and information relating to the Fixed Network in strict confidence, and neither Itron nor any of its employees, contractors or agents shall permit any unauthorized person to have any access to or possession of any of said items.

               (d) Technical Library. DataCom shall maintain, and provide Itron with access to, a technical library at the Greentree Operation Center for storage and maintenance of all related Fixed Network agreements, back-up software, installation guides, operators manuals, service manuals, engineering change orders, specifications, service bulletins and reports associated with installation, operation, maintenance and administration of the Fixed Network and Software. Itron will support DataCom as the co-proprietor of this library. Unless specifically identified as "Public Information", all materials maintained in the technical library shall be Confidential Information, and each Party agrees to not copy, make available or distribute materials, documents, or Software from the technical library to any third party for any reason without prior written consent from the other Party.

               (e) Communications. Itron will maintain the routers and other frame relay communications Equipment as set forth on Schedule "C" between the NCN sites and the Greentree and Spokane Operation Centers at its own cost and expense, other than the communications charges, which will be the responsibility of DataCom. In addition to the circuits required for operation of the Fixed Network, these circuits will include links to Itron for Disaster Recovery Services and remote access support services. Itron shall use these support links solely for its system maintenance and support activities as documented herein, and shall not make changes to the Fixed Network without prior authorization of DataCom. DataCom shall work with Itron and the communications service provider toward establishing a working relationship that will enable Itron to perform the Services hereunder.

               (f) Returned Materials. Prior to returning any Covered Component to Itron for Service, DataCom will request Itron to assign a return materials authorization ("RMA") number to the request. Upon issuance of the RMA, DataCom will return the Covered Component via prepaid freight to Itron's servicing location with reference to the assigned RMA number on all shipping labels and documents. Upon receiving returned Covered Components from DataCom and completion of Services, if applicable, Itron will return materials to DataCom via prepaid freight.

               (g) Reserve Inventory. The following items (the "RESERVE INVENTORY") are among the assets purchased by DataCom pursuant to the Asset Purchase Agreement:

                      Item                                       Quantity
                      ----                                       --------
                      DataPak                                    1
                      ERTs                                       3,000
                      Sentry Devices                             1,000
                      CCUs                                       300
                      NCNs                                        2

DataCom shall have the right to hold and use the Reserve Inventory as and when it, in its sole discretion, determines. Itron shall have no right to use any of the Reserve Inventory in connection with its services hereunder without the prior written approval of DataCom. Itron shall have no obligation to replenish any of the Reserve Inventory used by DataCom.

               (h) Maintenance Inventory. The following items (the "MAINTENANCE INVENTORY") are among the assets purchased by DataCom pursuant to the Asset Purchase Agreement:

                      Item                                       Quantity
                      ----                                       --------
                      DCU                                        1
                      ERTs                                       2,000
                      Sentry Devices                             1,000
                      CCUs                                       200
                      NCNs                                       3
                      Routers                                    3
                      Telestructures                             10

DataCom, at its expense, will own, warehouse and make available to Itron the Maintenance Inventory for the performance of the maintenance responsibilities described herein and at no cost to Itron. DataCom shall supply Itron with information regarding the disposition of any such assets used for maintenance or expansion purposes that are not Itron's responsibility under this Agreement. DataCom agrees that the Maintenance Inventory will be used exclusively in connection with the Fixed Network for exchange of field equipment on a "like for like basis", or, upon payment of any associated incremental cost (including the cost of additional CCU or NCN equipment that may be required to be installed), on a "non-like for like" (e.g., Sentry to ERT, or ERT to Sentry), basis and, will also make these materials available to Itron service representatives. As additional consideration for the fees payable by DataCom pursuant to Section 5, from time to time, within 30 Business Days after its receipt of a written report from DataCom showing that the quantities of the Maintenance Inventory held by DataCom are less than the numbers shown above, Itron, upon DataCom's request, shall transfer title, free and clear of all liens and encumbrances, and deliver to DataCom, such additional quantities of such materials as are necessary to maintain the quantities of Maintenance Inventory as listed above.

               (i) Service Reports/Data. Itron and DataCom will complete applicable installation, operation, and maintenance reports/data as documented and listed in Schedule "B", relating to any/all services performed on Covered Components. Reports may be submitted in a machine-readable format via standard media or pre-determined file formats on a monthly basis.

          4.3  OBLIGATIONS OF DATACOM

               (a) Software Releases. Any Software Releases provided to DataCom pursuant to this Agreement are exclusively for DataCom's operation of the Covered Components and Fixed Network. DataCom, in accordance with the terms of the Agreement, shall install or permit Itron to install all fully tested and approved Maintenance Releases made available by Itron that do not adversely affect the functionality of any portion of the Fixed Network.

               (b) Covered Components. DataCom shall maintain a database of all Equipment, Software, Software Releases and other Covered Components, including installed quantities, in a format that allows printing of a report similar to that set forth on Schedule "C". The database information will initially be provided by Itron and will include manufacturer, model and serial numbers, equipment and software revision numbers, physical location, accessories, etc., and be maintained in machine readable format with updated summaries prepared every thirty (30) days and made available to Itron upon request.

               (c) Operation Standards. DataCom agrees to operate the Fixed Network and Covered Components with appropriately trained personnel and in accordance with the standard operating practices that were in effect as of the Effective Date and modified from time to time thereafter pursuant to this Agreement as provided to DataCom by Itron.

               (d) Leases, License and Permits. DataCom, with Itron's cooperation as necessary, shall maintain all NCN site leases, City of Pittsburgh license fees and FCC licenses required to operate the Fixed Network, except such licenses as may be sub-licensed to DataCom by Itron pursuant to the Radio Frequency Sharing Agreement, which licenses shall be maintained by Itron at its sole cost and expense throughout the Term of this Agreement.

               (e) Facilities. DataCom shall make reasonable and appropriate office space for four people and warehouse space for the Itron Equipment available at no cost to Itron in connection with Itron's performance of its obligations hereunder. DataCom will, in good faith, attempt to accommodate up to an additional two people if reasonably required by Itron to perform Services hereunder.

               (f) Troubleshooting. Prior to initiating any request for Standard Service under Article II of this Agreement, DataCom shall follow the standard operating procedures (as they exist on the Effective Date and as they may be modified thereafter) for the Fixed Network data center to qualify and correct operationally related Covered Component problems. These efforts include activities that can be performed by DataCom as part of its Fixed Network data center operations. Examples of such procedures include, but are not limited to, normal execution of monitoring or diagnostic software, system tests, communications tests, electrical power checks, component reset or recovery routines. Once these efforts have been made, the Itron Customer Support Center will be contacted for routine issues. DataCom may contact the Itron Service Administrator immediately for Critical Nonconformity issues to review other alternatives and to take such action as may be required by this Agreement.

               (g) System Data. Upon receipt of a written request from Itron, DataCom shall provide such up-to-date Fixed Network configuration and system performance data as is reasonably requested in writing by Itron in connection with its delivery of Services as outlined herein, provided that if a Critical Nonconformity exists, such request may be oral.

               (h) Test Environment. DataCom shall have and operate a test environment that mirrors a portion of its production Fixed Network environment for acceptance testing of Covered Components. DataCom will provide Itron with assistance for Fixed Network testing of Covered Components as required prior to installation into the Fixed Network. All test environment equipment is considered a Covered Component.

               (i) DataCom Contractors. DataCom shall require that all contractors who may perform DataCom's responsibilities as documented herein incorporate Itron's published installation and/or operating procedures as a contractor requirement. Itron may consider any request for Service (including any Supplemental Service for which the charges pursuant to this Agreement will apply) initiated by a contractor identified by DataCom to Itron in writing as an "authorized DataCom contractor".

               (j) Field Investigation. DataCom shall dispatch appropriate employee or contract personnel to investigate, and if necessary exchange, Nonconforming ERTs, Sentry Devices, telenetics equipment and meters. As part of its field investigation process, DataCom shall make available all labor, materials, meters, equipment from the Maintenance Inventory, tools, and consumable supplies (meter seals, wire, equipment, etc.), necessary for de-installation and re-installation of ERTs, Sentry Devices and meters, as necessary to restore proper operation.

               (k) Disposal. DataCom agrees to dispose of all DataCom owned materials removed from service in accordance with Applicable Laws and reasonable Itron recommendations. DataCom agrees that any DataCom-owned materials forwarded to Itron that require disposal, exclusive of units returned for repair or replacement at Itron's request, may be returned to DataCom at DataCom's expense.

               (l) Backup. DataCom shall follow standard operating practices to periodically check the operation of all Fixed Network backup Covered Components located in the Greentree Operations Center as of the Effective Date as modified thereafter pursuant to the Agreement.

               (m) Use of Covered Components. DataCom agrees to use all Covered Components for the purpose of operating, maintaining and expanding the Fixed Network pursuant to the Agreement.

SECTION 5. COMPENSATION; CONDITIONS PRECEDENT

        5.1    INITIAL FEE

               On or prior to the first anniversary of the Effective Date, DataCom will pay to Itron the sum of four hundred and seventy five thousand dollars ($475,000.00) (the "INITIAL FEE") payable via wire transfer as instructed by Itron.

        5.2    ANNUAL FEE FOR STANDARD SERVICES

               (a) Initial Annual Fee. For each twelve month period of the Term, DataCom will pay Itron, via wire transfer, for the Standard Services a fee of six hundred and ninety five thousand five hundred dollars ($695,500.00), payable in four (4) equal installments due on the last day of each consecutive three month period of the Term, beginning June 30, 2000. Undisputed payments not received within thirty (30) days after the date upon which such payment is due will bear interest at a rate equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted under Applicable Law. Payments to be made under this Paragraph 5.2 are subject to offset and/or reduction pursuant to the applicable provisions of this Agreement and the Purchase Agreement.

               (b) Increases in Annual Fee. The fee payable pursuant to Section 5.2(a) is subject to increase from time to time, as agreed by the Parties, upon the addition of additional Covered Components to the Fixed Network pursuant to the EnSite Agreement or Supplemental Services (other than under Paragraph 2.8(g)).

               (c) Withholding of Annual Fee. In the event that all items required to be initially delivered by Itron pursuant to the Escrow Agreement are not so delivered on or before May 31, 2000, the fee payable by DataCom pursuant to Section 5.2(a) may, at DataCom's option, be withheld until such delivery is made, at which time all amounts so withheld by DataCom shall be paid to Itron.

        5.3    FEES FOR SUPPLEMENTAL SERVICES

               For all Supplemental Services, unless otherwise provided in this Agreement, Itron will invoice DataCom at the Preferred Price. Payment will be due within 30 days of submission. Undisputed invoices not paid within 30 days of receipt will bear interest at a rate equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted under Applicable Law.

        5.4    LETTER OF CREDIT

               Itron shall, on or prior to the Effective Date, furnish and throughout the Term maintain for the benefit of DataCom a standby letter of credit, issued by a Qualifying Bank acceptable to DataCom (the "LETTER OF CREDIT"), containing the terms and conditions set forth in Paragraph 5.5, and in the L/C Amount. The Letter of Credit shall be security for Itron's faithful performance of all Services and its other obligations hereunder during the Term of this Agreement. Itron shall be responsible for making sure the Letter of Credit does not expire (without renewal) prior to the expiration of the Term.

        5.5    Conditions of Letter of Credit

               (a) Conditions of Draw. DataCom shall be entitled to draw any amounts up to the total amount available under the Letter of Credit established under Paragraph 5.4 upon any of the following conditions:

                      (i) an Event of Default has occurred under Paragraph 6.1;

                      (ii) a replacement Letter of Credit has not been delivered to DataCom on or before 30 days before the expiration of the Letter of Credit; or

                      (iii) a draw on the Letter of Credit is permitted pursuant to Paragraph 2.7 or Paragraph 8.5.

               (b) Other Conditions. The Letter of Credit shall provide (i) that DataCom may draw on such Letter of Credit in any amount up to the total amount of the Letter of Credit by providing a certificate executed by two officers of DataCom stating that DataCom is entitled to draw on the Letter of Credit pursuant to Paragraph 5.5 (a) and specifying the amount of such draw; and (ii) that draws will be in immediately available funds no later than the next three
(3) Business Days following delivery of the certificate.

SECTION 6. EVENTS OF DEFAULT

        6.1    EVENTS OF DEFAULT

               (a) The following shall constitute Events of Default, each of which shall entitle DataCom to exercise the remedies set forth in Paragraph 6.2 hereof:

                      (i) Itron's failure to perform its obligations pursuant to Paragraph 2.9(a);

                      (ii) Itron's failure to perform its obligations pursuant to Paragraph 5.4;

                      (iii) Itron's sale of all or substantially all of its assets or business to, any Person, and either (A) such Person does not specifically assume all of Itron's obligations under this Agreement or (B) such Person is not acceptable to DataCom in its sole discretion;

                      (iv) Itron assigns this Agreement in violation of Paragraph 10.3; and

                      (v) The appointment of a receiver, custodian, or trustee of Itron for all or substantially all of the property of Itron; Itron makes an assignment for the benefit of creditors other than an assignment for security or collateral purposes in connection with a financing; Itron convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts and thereafter is unable to obtain an agreement with such creditors for a moratorium upon or extension or composition of its debts; Itron shall have been adjudicated bankrupt or insolvent or all or substantially all of its property shall have been sequestered by an order of federal, state, foreign or other court of competent jurisdiction; there shall have been a filing of an involuntary petition against Itron seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition shall not be dismissed within sixty (60) days after such filing; Itron has commenced any bankruptcy, reorganization or insolvency proceeding or other proceeding under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether federal, state or foreign, now or hereafter existing, or Itron has consented to the taking of any of the foregoing actions; or Itron voluntarily dissolves or terminates its corporate existence or is terminated or dissolved, liquidates or is liquidated.

                      (b) In the event that Itron breaches or fails to perform any of its covenants, agreements or obligations under this Agreement, and such breach or failure continues for a period of forty-five (45) days following Itron's receipt of written notice from DataCom of such breach or failure to perform (the "CURE PERIOD"), then for each day following such Cure Period that the breach or failure continues, DataCom shall have the option, exercisable in its sole discretion, to withhold and deduct from the next scheduled fee payment under Paragraph 5.2, an amount equal to (i) the annual fee then payable under Paragraph 5.2, divided by (ii) 365. If such breach or failure to perform continues for a period of thirty (30) days beyond the end of the Cure Period, then DataCom shall have the right, at its option, to terminate the Agreement pursuant to Paragraph 7.2, and upon such termination, DataCom may exercise any or all of the remedies in Paragraph 6.2 (in addition to any other rights and remedies it may have at law, in equity or otherwise, including those under this Agreement, the Purchase Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement). If

Itron has advised DataCom in writing that the breach or failure is not capable of being cured within the Cure Period through the exercise of Itron's reasonable best efforts, and provided that (x) Itron has commenced and is continuing to use its reasonable best efforts to cure the breach or failure, and (y) DataCom is satisfied that such reasonable best efforts will result in a timely cure, then the Cure Period shall be extended for the additional time necessary to achieve such cure.

        6.2    REMEDIES FOR EVENTS OF DEFAULTS

               Upon the occurrence of an Event of Default under Paragraph 6.1(a), and as permitted by Paragraph 6.1(b), DataCom shall be entitled to exercise any or all of the following remedies in addition to any other rights and remedies it may have, at law, in equity or otherwise, including those under this Agreement, the Purchase Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement:

               (a) DataCom may immediately draw down all or any portion of the Letter of Credit required to be maintained at that time;

               (b) DataCom may cause all items held in escrow pursuant to the Escrow Agreement to be delivered to it; and

               (c) DataCom may terminate this Agreement pursuant to Paragraph
7.2 hereof.

        6.3    CHANGE IN CONTROL

               Upon the occurrence of a Change in Control, DataCom may cause all items held in escrow pursuant to the Escrow Agreement to be delivered to it for its use, to the extent necessary in DataCom's sole judgement, in connection with the Fixed Network.

SECTION 7.     TERM AND TERMINATION

        7.1    TERM

               The term of this Agreement will commence on the Effective Date, unless earlier terminated as provided elsewhere in this Agreement, and will automatically terminate at the end of December 31, 2013 (the "TERM"); provided, however, that the Term shall be automatically extended for an additional two year period at the end of the Term and at the end of each subsequent two year extension period unless either (a) Itron has given DataCom written notice of its intent not to renew at least two years prior to the end of the Term or any extension period or (b) DataCom has given Itron notice of its intent not to renew at least six months prior to the end of the Term or any extension period. Each extension of Term shall be subject to a commercially reasonable adjustment to the compensation payable under Paragraphs 5.2 and 5.3 hereof. The Term shall include each such additional extension period.

        7.2    TERMINATION BY DATACOM

               Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief) that DataCom may have in law or otherwise, DataCom may terminate this Agreement (a) upon the occurrence of an Event of Default, (b) as provided in Paragraph 6.1(b), or (c) at any time at its convenience upon 120 days notice to Itron. In the event of such termination for convenience, Itron shall discontinue Services hereunder in accordance with the termination notice, effective on the date of such termination, the Parties shall mutually agree on the procedures for termination and DataCom shall make payment to Itron in the amount of (i) $1.0 million if the termination notice is given on or prior to the fifth anniversary of the Effective Date, (ii) $500,000 if the termination notice is given after the fifth anniversary but on or prior to the tenth anniversary of the Effective Date and
(iii) $250,000 if the termination notice is given after the tenth anniversary of the Effective Date. Upon making such payment, DataCom shall receive from Itron all licenses and other rights necessary or appropriate to operate the Fixed Network and Covered Components.

        7.3    TERMINATION BY ITRON

               Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief) that Itron may have in law or otherwise, Itron may terminate this Agreement upon written notice if:

               (a) DataCom breaches its obligations to make payments under
Section 5 hereof, unless such failure to pay is covered by a bona fide, good faith dispute, provided that (i) Itron sends written notice to DataCom describing the breach, and (ii) DataCom does not cure the breach within thirty
(30) days following its receipt of such notice; or

               (b) There is an appointment of a receiver, custodian, or trustee of DataCom for all or substantially all of the property of DataCom; DataCom makes an assignment for the benefit of creditors other than an assignment for security or collateral purposes in connection with a financing; DataCom convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts and thereafter is unable to obtain an agreement with such creditors for a moratorium upon or extension or composition of its debts; DataCom shall have been adjudicated bankrupt or insolvent or all or substantially all of its property shall have been sequestered by an order of federal, state, foreign or other court of competent jurisdiction; there shall have been a filing of an involuntary petition against DataCom seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition shall not be dismissed within sixty (60) days after such filing; DataCom has commenced any bankruptcy, reorganization or insolvency proceeding or other proceeding under the Bankruptcy Code or under any other act or law pertaining to existing or DataCom has consented to the taking of any of the foregoing actions; or DataCom voluntarily dissolves or terminates its existence or is terminated or dissolved, liquidates or is liquidated.

SECTION 8. INDEMNIFICATION

        8.1    OF DATACOM

               Itron will indemnify, hold harmless and defend DataCom, its directors, officers, employees and agents from and against any and all losses, damages, liabilities, claims, penalties, fines and other costs and expenses, including reasonable attorneys' fees and costs of settlement ("LOSSES") that DataCom reasonably incurs arising from Itron's performance of or failure to perform any Services required to be performed by Itron under this Agreement, including, without limitation, customer claims relating to Sentry Device telephone line seizures. However, Itron will have no such obligation regarding any Losses to the extent they arise from DataCom's negligence or willful misconduct.

        8.2    OF ITRON

               DataCom will indemnify, hold harmless and defend Itron, its directors, officers, employees and agents from and against any and all Losses that Itron reasonably incurs from DataCom's performance or failure to perform any obligation under this Agreement. However, DataCom will have no such obligation regarding any Losses to the extent they arise from Itron's negligence or willful misconduct.

        8.3    INTELLECTUAL PROPERTY INDEMNIFICATION

               Itron will indemnify, hold harmless and defend DataCom, its directors, officers, employees and agents from and against all Losses that DataCom reasonably incurs in connection with any third party claim that any Covered Component, Software or Software Release provided by Itron under this Agreement infringes or misappropriates the U.S. copyright, trade secret or trademark rights of a third party ("INFRINGING MATERIAL"). If the use of any Infringing Material is enjoined by a court of competent jurisdiction, Itron, shall, at Itron's option and sole cost and expense, either (a) procure for DataCom the right to continue use of the Infringing Material, (b) replace the Infringing Material with material that is substantially similar in functionality and performance, but noninfringing, (c) modify the Infringing Material to eliminate the infringement or misappropriation, or (d) terminate the enjoined activity with an appropriate reduction in the Annual Fee; provided however, that such termination and reduction shall not excuse Itron from performance of its obligations pursuant to its Agreement. Itron will have no liability under this Paragraph for any infringement or misappropriation due to any repair, maintenance, service modification to or alteration of the Fixed Network performed by any personnel other than Itron personnel (including its employees, agents and contractors) or Itron-trained DataCom personnel (including its employees, agents and contractors) after the Effective Date which has not been approved by Itron as required by the terms of this Agreement; or (ii) any combination of the Fixed Network in whole or in part with any material or software not included in the Fixed Network which has not been installed by Itron personnel or Itron-trained DataCom personnel and which has not been approved by Itron as required by the terms of this Agreement.

        8.4    PROCEDURE

               In connection with any claim or action described in this Section 8, the Party seeking indemnification will (a) give the indemnifying Party prompt written notice of the claim, (b) cooperate with the indemnifying Party (at the indemnifying Party's expense) in connection with the defense and settlement of the claim, and (c) permit the indemnifying Party to control the defense and settlement of the claim, provided that the indemnifying Party must diligently defend the claim and may not settle the claim without the indemnified Party's prior written consent (which will not be unreasonably withheld or delayed). Further, the indemnified Party (at its cost) may participate in the defense and settlement of the claim.

        8.5    PAYMENT OF INDEMNIFICATION CLAIMS

               Losses which are indemnified against hereunder shall be paid by the Indemnifying Party within 30 days after such Party's receipt of notice of such Losses, which notice shall include such evidence as is reasonably necessary to establish the amount of the Losses and the Indemnifying Party's liability therefor. If and to the extent Itron does not pay for any indemnified Losses within such 30 day period, then, in addition to any other rights and remedies it may have at law, in equity or otherwise, including those under the Agreement, the Purchase Agreement, the Escrow Agreement and the Radio Frequency Sharing Agreement, DataCom may, at its option, (a) set off the full amount of such unpaid Losses against the next payment(s) due under Paragraphs 5.2 and/or 5.3 hereof and/or (b) draw up to the full amount of such unpaid Losses under the Letter of Credit.

SECTION 9. LIMITATION ON LIABILITY

        9.1    DISCLAIMER

               EXCEPT AS OTHERWISE SET FORTH HEREIN, ITRON HEREBY DISCLAIMS ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF ITRON, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ALL SERVICES, EQUIPMENT, SOFTWARE, GOODS, AND OTHER ITEMS FURNISHED BY ITRON HEREUNDER OR ANY OTHER ITEMS SUBJECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; AND (C) ANY IMPLIED WARRANTY OF NON-INFRINGEMENT.

        9.2    LIMITATION ON LIABILITY

               THE TOTAL CUMULATIVE LIABILITY OF ITRON WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OF THE SERVICES (INCLUDING, WITHOUT LIMITATION, AMOUNTS DRAWN AGAINST THE LETTER OF CREDIT), SHALL IN NO CASE EXCEED $30 MILLION, AND DATACOM HEREBY RELEASES ITRON FROM ANY LIABILITY IN EXCESS OF SUCH AMOUNT. THIS MONETARY LIMITATION SHALL SURVIVE THE FAILURE OF ANY EXCLUSIVE REMEDY.

               ITRON SHALL NOT BE LIABLE, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT

LIABILITY), OR OTHERWISE, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL LOSS OR DAMAGE, LOSS BY REASON OF SERVICE INTERRUPTION, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF, CLAIM OF ANY THIRD PARTY FOR LOSS CAUSED BY DELAYS IN MANUFACTURE OR OPERATION, AND DATACOM HEREBY RELEASES ITRON FROM ANY LIABILITY FOR ALL SUCH LOSSES AND DAMAGES.

               THIS SECTION 9.2 SHALL NOT LIMIT OR RESTRICT THE AVAILABILITY OF SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF TO THE EXTENT OTHERWISE AVAILABLE UNDER APPLICABLE LAW.

SECTION 10. MISCELLANEOUS

        10.1   EXCUSABLE DELAY

               (a) Neither Party will be liable for, or be considered to be in breach of or default under this Agreement because of a Force Majeure Event.

               (b) A Party affected by a Force Majeure Event shall notify the other Party promptly after becoming aware of the Force Majeure Event, giving details of the circumstances constituting the Force Majeure Event and the likely duration thereof, if reasonably known, and shall keep the other Party informed of any changes in circumstances, including when such Force Majeure Event ends. Each Party shall also notify the other Party of any events of which it is aware which may reasonably be expected, with the lapse of time or otherwise, to become a Force Majeure Event. Following the receipt of such notice, the Parties shall consult in good faith to assess the Force Majeure Event and any ways in which the same may be avoided or its effects mitigated.

               (c) A Party affected by a Force Majeure Event shall use reasonable best efforts to place itself in a position to fulfill its obligations hereunder, and if unable to fulfill any obligation by reason of a Force Majeure Event such Party shall exercise all reasonable best efforts to remove such disability at the earliest practicable time.

               (d) A Party's performance shall be excused only for the minimum period necessary to return to performance hereunder through the exercise of all reasonable best efforts. To the extent a Force Majeure Event prevents Itron from performing any Services, DataCom shall be relieved of the obligation to make payments for the pro rata period of time during which the Services are not performed only if Itron is not exercising all reasonable best efforts to perform the Services.

        10.2   NONDISCLOSURE

               Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature. Without limiting the foregoing, the Receiving Party will: (a) use such Confidential Information solely for the purposes for which it has been disclosed; and (b) disclose such Confidential Information only to those of its employees, agents, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The Receiving Party may also disclose Confidential Information of the Disclosing Party to the extent necessary to comply with Applicable Law or legal process, provided that the Receiving Party uses reasonable efforts to give the Disclosing Party prompt advance notice thereof. Subject to the rights of DataCom under the Escrow Agreement and the Purchase Agreement, upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

        10.3   ASSIGNMENT

               Neither Party will assign all or any part of this Agreement or any of its rights under this Agreement without the prior written consent of the other Party, which may be given or withheld in such other Party's sole discretion. However (a) either Party may assign all of its rights, title, and interest in this Agreement, upon thirty (30) days' prior written notice to the other Party, to an affiliate which controls, is controlled by or is under common control with, such Party, where such successor agrees in writing to be bound by all of the provisions of this Agreement and (b) DataCom may assign all of its rights, title and interest in this Agreement with 30 days prior written notice to Itron, to a non-affiliated Party which is not a competitor of Itron. No assignment, with or without the other Party's consent, will relieve a Party from its obligations under this Agreement. Subject to the foregoing restriction on assignment, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

        10.4   NOTICES

               Any notice or other communication under this Agreement given by either Party to the other Party shall be either (a) in writing and delivered by first class, registered, or certified U.S. mail or overnight delivery service, return receipt requested, postage prepaid, or (b) sent by telex or facsimile and then acknowledged as received by return telex or facsimile by the intended recipient. Notices shall be deemed received only upon actual receipt. Notices shall be directed to the intended recipient at the address or numbers specified below. Either Party may from time to time change such address or numbers by giving the other Party notice of such change in accordance with this paragraph.

                      Itron:        Itron, Inc.
                                    2818 North Sullivan Road
                                    Spokane, Washington  99215
                                    Attn:  Chief Financial Officer
                                    Phone:  (509) 924-9900
                                    Fax:  (509) 928-1465

                      DataCom: DataCom Information Systems, LLC Seven Parkway Center, Suite 440 875 Greentree Road
                                    Pittsburgh, Pennsylvania  15220
                                    Attn:  President
                                    Phone:  (412) 937-4850
                                    Fax:  (412) 919-7546

                      With a copy to:

                                    Duquesne Light Company
                                    411 Seventh Avenue
                                    Mail Drop 16-006
                                    Pittsburgh, PA  15219
                                    Attn:  Legal Dept.
                                    Fax:  (412) 393-6645



        10.5   WAIVER

               The failure of either Party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be a waiver to any extent of such Party's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

        10.6   INDEPENDENT CONTRACTOR

               Each Party is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as an agent, partner, franchisee, or representative of any other Party. Neither Party will have any right or authority to create any obligation or make any representation or warranty in the name or on behalf of the other Party.

        10.7   COUNTERPARTS

               This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        10.8   HEADINGS

               The headings of sections, paragraphs, and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or be of any weight in the interpretation or construction of the provisions of this Agreement.

        10.9   GOVERNING LAW

               The laws of the Commonwealth of Pennsylvania will govern this Agreement without regard to any choice of law principles to the contrary.

        10.10  ENTIRE AGREEMENT

               This Agreement and the exhibits hereto constitute the entire agreement, and supersedes any and all prior agreements, between the Parties with regard to the subject matter hereof. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the Party to be bound thereby.

        10.11  DISPUTE RESOLUTION

               (a) Any dispute, controversy or claim arising out of or relating to this Agreement (including all schedules and exhibits that are related to or incorporated by the Agreement) or the breach, termination or validity thereof (a "DISPUTE") shall be submitted to management of the Parties for resolution. In the event said Dispute is not resolved within fourteen (14) days, then either Party may chose to bring an action in a court of competent jurisdiction, or the Parties may, by mutual agreement, agree to proceed with arbitration in accordance with Paragraph 10.11(b).

               (b)    Arbitration.

                      (i) Disputes may, by mutual agreement of the Parties, be referred to arbitration administered by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules then in effect (the "RULES") except as modified herein. The arbitration shall be held in Pittsburgh, Pennsylvania.

                      (ii) There shall be three arbitrators of whom each Party shall select one within five (5) days of respondent's receipt of claimant's demand for arbitration. The two Party-appointed arbitrators shall within five
(5) days of the selection of the second arbitrator, select a third arbitrator to serve as chair of the tribunal, who shall be qualified by professional experience and education to rule upon the issue presented. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA upon the written request of either Party within five
(5) days of such request.

                      (iii) The hearing shall be held no later than forty-five
(45) days following the appointment of the last of the three arbitrators and the award shall be rendered no later than fifteen (15) days following the close of the hearing.

                      (iv) The arbitral tribunal shall permit prehearing discovery that is relevant to the subject mater of the Dispute taking into account the Parties' desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within forty-five (45) days of the appointment of the third arbitrator.

                      (v) The award of the arbitrators shall be final and binding between the Parties, and a judgment may be entered enforcing it in any court having jurisdiction over the Parties.

                      (vi) Each Party shall bear its own costs of arbitration, and the costs of the arbitrators shall be divided equally between them. If a Party chooses to file an appeal, however, and does not substantially prevail on the merits of its claim, that Party shall bear all of the reasonable costs and expenses of both Parties for the appeal.

               (c) Continued Performance. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the resolution of any Dispute in any arbitration proceeding hereunder, and both Parties shall continue to perform hereunder.

        10.12  CONSENT

        Whenever the consent or authorization of a Party is required hereunder, such consent or authorization shall not be unreasonably withheld or delayed, unless specifically provided otherwise herein.

               IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date with the intent to be legally bound.


ITRON:                                       DATACOM:

ITRON, INC.                                  DATACOM INFORMATION SYSTEMS, LLC


By:                                          By:
    -------------------------------              -------------------------------
    LeRoy D. Nosbaum                             Edmund P. Finamore
    President and Chief Executive                President
    Officer